Exhibit 99.1

FOR IMMEDIATE RELEASE	KEITH PFEIL - CHIEF FINANCIAL OFFICER
August 1, 2019	610-729-3947
Keith.Pfeil@cssindustries.com

CSS INDUSTRIES REPORTS FISCAL 2020 FIRST QUARTER RESULTS

Company narrows net sales, adjusted EBITDA and free cash flow outlook for fiscal 2020

First Quarter Summary

•
Net sales of $57.5 million decreased 10.3% compared to the prior fiscal year first quarter, reflecting the impact of the Company’s previously announced exit of its sports-licensed back-to-school product line, as well as lower replenishment sales within the specialty component of its gift business.

•	Net loss of $14.2 million improved by $4.3 million compared to the prior fiscal year first quarter, driven by a 20.4% reduction in selling, general and administrative (“SG&A”) expenses.

•	First quarter results included $2.1 million of restructuring expenses associated with the Company’s previously announced restructuring plan.

•	EBITDA improves to ($9.7M) versus ($15.3M) in the prior year fiscal quarter.

•	Adjusted EBITDA of ($6.8) million essentially flat to the prior fiscal year first quarter.

PLYMOUTH MEETING, PA, August 1, 2019 - CSS Industries, Inc. (NYSE: CSS), a leading consumer products company serving the craft, gift and seasonal markets, today announced results for the quarter ended June 30, 2019, representing the first quarter of the Company’s fiscal 2020.

Net sales in the first quarter of fiscal 2020 were $57.5 million, compared to $64.1 million in the prior fiscal year first quarter, impacted by lower gift and seasonal sales, partially offset by higher craft sales. The lower gift sales were primarily due to $2.8 million of lower replenishment sales within the Company’s specialty gift business, and the lower seasonal sales reflected the Company’s previously announced decision to exit its sports-licensed back-to-school product line, which generated $2.4 million of sales in the prior fiscal year first quarter. These gift and seasonal sales decreases were partially offset by higher replenishment sales within its craft business.

Gross profit was $12.1 million in the current year first quarter, compared to $11.6 million in the prior fiscal year first quarter, and gross margin was 21.0% in the current year first quarter, compared to 18.2% in the prior fiscal year first quarter. The increase in gross profit and gross margin was due to substantially lower inventory step-up amortization in the current year first quarter, partially offset by the mix of sales within the craft and gift categories. Adjusted gross profit was $12.5 million for the current year first quarter, compared to $17.1 million in the prior fiscal year first quarter. Adjusted gross margin was 21.7% in the first quarter of fiscal 2020, compared to 26.7% in the prior fiscal year first quarter. The decrease in adjusted gross margin was primarily driven by lower margin sales in the craft and gift categories.

SG&A expenses were $23.0 million in the current year first quarter, compared to $28.9 million in the prior fiscal year first quarter. The decline was primarily attributable to lower headcount costs, including salaries, medical benefits and travel expenses, as a result of the Company’s previously announced restructuring plan. In addition, the Company also realized lower spending for professional fees and acquisition integration activities in the current quarter when compared to the prior fiscal year first quarter, primarily due to the integration expenses incurred in the prior fiscal year quarter relating to the Company’s acquisition of its Simplicity business in November 2017.

Restructuring expenses were $2.1 million in the current year first quarter, attributable to severance expenses resulting from the Company’s previously announced restructuring plan. The Company had no restructuring expenses in the prior fiscal year first quarter.

Operating loss in the current year first quarter was $13.0 million, compared to operating loss in the prior fiscal year first quarter of $18.7 million. Adjusted operating loss was $10.0 million for both the current year quarter and the prior fiscal year first quarter. Net loss was $14.2 million in the current year quarter, compared to a net loss of $18.5 million in the prior fiscal year first quarter. Adjusted net loss was $12.0 million for the current year first quarter, compared to adjusted net loss of $11.9 million in the prior fiscal year first quarter. Diluted net loss per share was $1.61 compared to diluted net loss per share of $2.03 in the prior fiscal year first quarter. Adjusted EBITDA was ($6.8) million for the current year first quarter, compared to ($6.7) million in the prior fiscal year first quarter.

Strategic Initiatives Update

The Company’s near-term strategy is to return to profitability by focusing on its previously announced restructuring and cost reduction initiatives. After completion of such initiatives, the Company will continue to focus on profitable sales growth through five strategic pillars: defend the base, identify adjacent product categories with a focus on brands, build an omni-channel business model, improve ROIC and build a collaborative “One CSS” culture. First quarter highlights related to these objectives included:

Debt & Liquidity

•
The Company remains focused on managing debt and liquidity throughout fiscal 2020 and beyond. At June 30, 2019, our total net debt position was $31.5 million compared to $9.4 million at March 31, 2019. The increase in net debt is in line with our prior projections and primarily relates to the working capital cycle of our seasonal business, as well as having a higher starting point net debt balance due to lower levels of income in the prior year.

Cost Savings Initiatives

•
The Company continues to implement its cost savings initiatives and is seeking to identify new areas of spending reductions. In addition, the Company continues to review underperforming product lines, specifically focusing on profit improvement initiatives within the specialty component of its gift business. We plan to continue to develop and implement plans to drive performance improvement within our gift business in fiscal 2020.

“Our first quarter results were largely in line with our prior expectations. We historically lose money in our first quarter,” commented Christopher J. Munyan, President and Chief Executive Officer. “Although we did experience lower sales within our gift business, the first quarter results reflected the impact of our previously announced cost savings initiatives. We continue to focus on maximizing the cost containment plans we have implemented, and to work on additional business improvement plans during the remainder of fiscal 2020.”
The following is a summary of net sales by product category (dollars in thousands):

	Three Months Ended June 30,
	2019	2018	Change
Craft	$35,659	$35,288	1.1%
Gift	19,829	24,040	(17.5)%
Seasonal	2,049	4,799	(57.3)%
	$57,537	$64,127	(10.3)%

Craft

The craft product category consists of products used for craft activities including sewing patterns, ribbons, trims, buttons, and kids’ crafts. These products are sold to mass market and specialty retailers on a replenishment basis.

Craft net sales increased slightly by 1.1% in the current year first quarter compared to the prior fiscal year first quarter, driven by higher ribbon and button sales partially offset by lower sewing pattern sales. The higher ribbon and button sales were driven by the timing of an annual reset with a major retailer, as well as higher ribbon replenishment sales. The lower sewing pattern sales were attributable to the timing of a consignment replenishment program with a major craft chain, which occurred at the end of our first quarter and which we expect to move sales of these sewing patterns into future quarters of fiscal 2020. As a result, we expect the replenishment sewing pattern sales to recover to expected levels during our fiscal 2020 second and third quarters.

Gift

The gift product category consists of products which are designed to celebrate certain life events or special occasions, with a focus on packaging items, such as ribbons, bows, bags and wrap, as well as stationery, baby gift items, and party and entertaining products. Products in this category are generally ordered on a replenishment basis throughout the year.

Gift net sales decreased 17.5% in the current year first quarter compared to the prior fiscal year first quarter. The decline was primarily due to lower replenishment of social stationery products within our specialty business, as well as slight declines in packaging and wholesale products and everyday trim-a-package products.

Seasonal

The seasonal product category consists of products sold to mass-market retailers for holidays and seasonal events, including Christmas, Valentine’s Day, and Easter. Sales and production forecasts for these products are known well in advance of shipment. The seasonal nature of this business has historically resulted in lower sales levels in the first and fourth quarters of the Company’s fiscal year, and higher sales levels in the second and third quarters.

Seasonal net sales decreased 57.3% in the current year first quarter compared to the prior fiscal year first quarter. The driver of this significant decrease was the impact of the Company’s previously announced exit of its sports-licensed back-to-school product line, which product line generated $2.4 million of sales in the prior fiscal year first quarter. The first quarter of fiscal 2019 was the last quarter in which the Company recorded significant net sales of sports-licensed back-to-school products, and we do not expect to report in future fiscal quarters unfavorable quarter-to-quarter comparisons attributable to this exited product line.

Balance Sheet and Cash Flow

The Company ended the quarter with $12.3 million of cash and cash equivalents, compared to $33.1 million at the end of the prior fiscal year first quarter. The lower balance was primarily due to lower levels of income within our overall business, further increased by higher spending related to ongoing system implementation efforts. Inventory decreased to $107.3 million at the end of the current period quarter from $117.9 million at the end of the prior fiscal year first quarter, primarily related to lower fair value step-up adjustments of inventories relating to our McCall and Simplicity product lines. Excluding the effect of the lower step-up inventory, inventory levels were $2.6 million lower at the end of the current period quarter than at the end of the prior fiscal year first quarter. Accounts receivable decreased $6.2 million to $45.7 million as of June 30, 2019, from $51.9 million at the end of the prior fiscal year first quarter. Operating lease right-of-use assets of $49.3 million were recorded in the first quarter of fiscal 2020 as a result of the adoption of a new lease accounting standard. Accounts payable decreased to $23.9 million as of June 30, 2019, compared to $25.8 million at the end of the prior fiscal year first quarter. The Company ended the current period with $43.8 million in total debt, compared to $40.4 million at the end of the prior fiscal year first quarter. Operating lease liabilities of $48.3 million were recorded in the first quarter of fiscal 2020 as a result of the adoption of a new lease accounting standard.

Cash used for operating activities during the quarter was $17.3 million for the three months ended June 30, 2019, compared to $15.4 million in the first three months of the prior fiscal year. The increase was primarily due to lower cash collections attributable to lower sales volume, partially offset by lower cash disbursements for inventory purchases. Cash used for investing activities was $3.4 million in the current period quarter, compared to $8.2 million in the first three months of the prior fiscal year. Capital expenditures were $3.5 million in the current period quarter, compared to $3.2 million in the first quarter of the prior fiscal year. Cash provided by financing activities was $15.9 million in the current period quarter compared to $1.9 million used for financing activities in the first quarter of the prior fiscal year. Free cash flow was a use of $20.8 million in the current period quarter, compared to a use of $18.6 million in the prior fiscal year first quarter.

Outlook

“The results of our first quarter demonstrate the Company’s commitment to driving cost out of our business,” commented Christopher J. Munyan, President and Chief Executive Officer. “We move ahead, planning for continued declines in revenue as previously communicated, which will be offset by cost savings initiatives already implemented, as well as additional cost saving measures to improve overall results, specifically within areas experiencing continued declines in sales and profitability. Our overall message remains the same, which is to maximize cost cuts, drive working capital improvements, aggressively pay down debt and drive improved profitability and free cash flow.”

The Company is narrowing its previous outlook for fiscal 2020 full year net sales, net income, adjusted EBITDA and free cash flow. Net sales are expected to be in the range of $355 million to $360 million, resulting in year-over-year erosion of 4 percent to 6 percent, driven by previously expected declines within our legacy business. Net loss is still expected to be in the range of $0 million to $2 million compared to a net loss of $53.5 million in fiscal 2019.

Adjusted EBITDA is expected to range between $21 million to $23 million, compared to $15.0 million in fiscal 2019. The expected growth in adjusted EBITDA is driven by the realization of cost savings initiatives, partially offset by lower sales volumes.

Free cash flow, defined as operating cash flow minus capital expenditures, for fiscal 2020 is expected to be in the range of $14 million to $16 million, compared to fiscal 2019 free cash flow of ($9.6) million. The resulting improvement is driven by cost savings initiatives, improvements in working capital, primarily inventories, as well as reduced capital expenditures.

The Company will hold a conference call for investors on August 2, 2019 at 8:30 a.m. ET. The call can be accessed in the following ways:

•
By telephone: For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the United States is (866) 393-4306, and for international callers, the dial-in number is (734) 385-2616. The conference ID for all callers is 8257508.

•	By webcast: http://www.cssindustries.com/investor-relations. The webcast will be archived for those unable to participate live.

About CSS Industries, Inc.

CSS is a creative consumer products company, focused on the craft, gift and seasonal categories. For these design-driven categories, we engage in the creative development, manufacture, procurement, distribution and sale of our products with an omni-channel approach focused primarily on mass market retailers. Our core products within the craft category include sewing patterns, ribbons, trims, buttons, and kids’ crafts. For the gift category, our core products are designed to celebrate certain life events or special occasions, with a focus on packaging items, such as ribbons, bows, bags and wrap, as well as stationery, baby gift items, and party and entertaining products. For the seasonal category, we focus on holiday gift packaging items including ribbons, bows, bags, tags and gift card holders, in addition to specific holiday-themed decorations and activities, including Easter egg dyes and Valentine’s Day classroom exchange cards. In keeping with our corporate mission, all of our products are designed to help make life memorable.

Forward-looking Statements

Any statements contained in this report that do not describe historical facts, including estimates, the Company’s outlook for fiscal 2020 net sales, net income and adjusted EBITDA, other statements regarding matters that are to occur in the future, as well as statements regarding future operations, are neither promises nor guarantees and may constitute “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Any such forward-looking statements contained herein are based on current assumptions, estimates and expectations, but are subject to a number of known and unknown risks and significant business, economic and competitive uncertainties that may cause actual results to differ materially from expectations. Numerous factors could cause actual future results to differ materially from current expectations expressed or implied by such forward-looking statements, including the risks and other risk factors detailed in various publicly available documents filed by CSS from time to time with the Securities and Exchange Commission (SEC), which are available at www.sec.gov, including but not limited to, such information appearing under the caption “Risk Factors” in CSS’ Annual Report on Form 10-K filed with the SEC on May 31, 2019. Any forward-looking statements should be considered in light of those risk factors. CSS cautions readers not to rely on any such forward-looking statements, which speak only as of the date they are made. CSS disclaims any intent or obligation to publicly update or revise any such forward-looking statements to reflect any change in Company expectations or future events, conditions or circumstances on which any such forward-looking statements may be based, or that may affect the likelihood that actual results may differ from those set forth in such forward-looking statements.

Source: CSS Industries

CSS’ consolidated results of operations for the three months ended June 30, 2019 and 2018, condensed consolidated balance sheets as of June 30, 2019, March 31, 2019 and June 30, 2018, and condensed consolidated statements of cash flows for the three months ended June 30, 2019 and 2018 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share data)

	Three Months Ended June 30,
	2019	2018

Net sales	$57,537	$64,127
Cost of sales	45,431	52,480
Gross profit	12,106	11,647
Selling, general and administrative expenses	23,047	28,929
Restructuring expenses	2,054	—
Impairment of goodwill	—	1,390
Operating income (loss)	(12,995)	(18,672)
Interest expense (income), net	928	262
Other expense (income), net	(87)	(117)
Income (loss) before income taxes	(13,836)	(18,817)
Income tax expense (benefit)	412	(341)
Net income (loss)	$(14,248)	$(18,476)

Basic and diluted net income (loss) per common share	$(1.61)	$(2.03)

Weighted average basic and diluted shares outstanding	8,840	9,120

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(in thousands)

	June 30, 2019	March 31, 2019	June 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$12,251	$17,100	$33,103
Accounts receivable, net	45,658	53,835	51,908
Inventories	107,299	96,231	117,944
Asset held for sale	131	131	—
Prepaid expenses and other current assets	10,883	12,568	12,851
Total current assets	176,222	179,865	215,806
Property, plant and equipment, net	51,341	50,920	53,133
Operating lease right-of-use assets	49,306	—	—
Deferred income taxes	—	—	10,560
Intangible assets, net	36,617	40,285	57,794
Other assets	15,119	14,525	9,828
Total assets	$328,605	$285,595	$347,121

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$43,661	$26,139	$—
Current portion of long-term debt	79	316	229
Accounts payable	23,913	27,916	25,751
Accrued payroll and other compensation	6,428	6,962	9,994
Accrued customer programs	10,777	12,101	13,937
Accrued income taxes	129	—	—
Accrued other expenses	13,339	14,468	11,387
Current portion of operating lease liabilities	7,661	—	—
Total current liabilities	105,987	87,902	61,298
Long-term debt, net of current portion	10	13	40,170
Deferred income taxes	612	619	1,500
Operating lease liabilities	40,608	—	—
Other long-term obligations	5,889	7,130	10,745
Stockholders' equity	175,499	189,931	233,408
Total liabilities and stockholders' equity	$328,605	$285,595	$347,121

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(in thousands)

	Three Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$(14,248)	$(18,476)
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation and amortization	3,215	3,297
Amortization of operating lease right-of-use assets	2,272	—
Amortization of inventory step-up	284	5,043
Amortization of financing transaction costs	115	—
Accretion of asset retirement obligation	32	31
Accretion of contingent earn-out consideration	16	—
Write-off of deferred financing costs	344	—
Impairment of goodwill	—	1,390
Provision for accounts receivable allowances	659	733
Deferred tax (benefit) provision	(9)	(218)
Share-based compensation expense	73	471
Loss (gain) on sale or disposal of assets	—	2
Changes in assets and liabilities, net of effects of purchase of a business	(10,088)	(7,677)
Net cash used for operating activities	(17,335)	(15,404)
Cash flows from investing activities:
Final payment of purchase price for a business previously acquired	—	(2,500)
Purchase of a business	—	(2,500)
Purchase of property, plant and equipment	(3,464)	(3,159)
Proceeds from sale of fixed assets	59	—
Net cash used for investing activities	(3,405)	(8,159)
Cash flows from financing activities:
Borrowings on credit facility	87,085	—
Payments on credit facility	(69,563)	—
Payments on long-term debt	(240)	(57)
Dividends paid	—	(1,824)
Payment of financing transaction costs	(1,340)	—
Tax effect on stock awards	(42)	—
Net cash provided by (used for) financing activities	15,900	(1,881)
Effect of exchange rate changes on cash	(9)	(13)
Net decrease in cash and cash equivalents	(4,849)	(25,457)
Cash and cash equivalents at beginning of period	17,100	58,560
Cash and cash equivalents at end of period	$12,251	$33,103

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands, except per share amounts)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) in this release, the Company has provided certain non-GAAP financial information, specifically adjusted diluted income (loss) per share, adjusted EBITDA, adjusted gross profit, adjusted gross margin %, adjusted operating income (loss), adjusted operating income (loss) % and adjusted net income (loss). These measures are non-GAAP metrics that exclude various items that are detailed in the accompanying financial tables reconciling U.S. GAAP results to non-GAAP results that are included in this release. We also present free cash flow, which we define as net cash provided by operating activities minus purchases of property, plant and equipment as shown in the consolidated statement of cash flows. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period to period comparisons of the Company’s operating results. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. The Company has reconciled the non-GAAP information included in this release to the nearest U.S. GAAP measures, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.
The following provides a listing of approved adjustments related to non-GAAP measures, as defined by the CSS Board of Directors:

•	Acquisition inventory step-up amortization

•	Adjustments related to contingent payments associated with an acquisition or disposition

•	Asset write-downs or write-ups

•	Costs and expenses related to Board-approved actions

•	Gain or loss associated with an acquisition or divestiture of a business or assets

•	Material restructuring costs, plant or facility closures or consolidations including headcount reductions

•
Post-closing acquisition and disposition costs and expenses (within 2 years of transaction), such as systems integration projects, consulting, accounting, severance or stay bonuses, lease amendments or terminations and other transaction related non-recurring costs

•	Third party acquisition and disposition transaction costs and expenses, such as investment banker, legal, accounting and due diligence fees and expenses

•	Unusual or extraordinary legal expenses

	Three Months Ended June 30,
	2019	2018
Diluted income (loss) per share	$(1.61)	$(2.03)
Inventory step-up amortization	0.03	0.55
Inventory and licensing write-down related to product line exit	(0.02)	—
Goodwill impairment	—	0.15
Restructuring expenses	0.23	—
Acquisition costs, integration and other	0.09	0.24
Tax impact on adjustments (1)	(0.08)	(0.23)
Adjusted diluted income (loss) per share	$(1.36)	$(1.31)

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands)

	Three Months Ended June 30,
	2019	2018
Net income (loss)	$(14,248)	$(18,476)
Interest expense (income), net	928	262
Other expense (income), net	(87)	(117)
Income tax expense (benefit)	412	(341)
Depreciation and amortization	3,215	3,297
Inventory step-up amortization	284	5,043
Inventory and licensing write-down related to product line exit	(147)	—
Goodwill impairment	—	1,390
Restructuring expenses	2,054	—
Acquisition costs, integration and other	811	2,211
Adjusted EBITDA	$(6,778)	$(6,731)

Gross profit	$12,106	$11,647
Gross margin %	21.0%	18.2%
Inventory step-up amortization	284	5,043
Inventory and licensing write-down related to product line exit	(147)	—
Acquisition costs, integration and other	231	430
Adjusted gross profit	$12,474	$17,120
Adjusted gross margin %	21.7%	26.7%

Operating income (loss)	$(12,995)	$(18,672)
Operating income (loss) %	(22.6)%	(29.1)%
Inventory step-up amortization	284	5,043
Inventory and licensing write-down related to product line exit	(147)	—
Goodwill impairment	—	1,390
Restructuring expenses	2,054	—
Acquisition costs, integration and other	811	2,211
Adjusted operating income (loss)	$(9,993)	$(10,028)
Adjusted operating income (loss) %	(17.4)%	(15.6)%

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands)

	Three Months Ended June 30,
	2019	2018
Net income (loss)	$(14,248)	$(18,476)
Inventory step-up amortization	284	5,043
Inventory and licensing write-down related to product line exit	(147)	—
Goodwill impairment	—	1,390
Restructuring expenses	2,054	—
Acquisition costs, integration and other	811	2,211
Tax impact on adjustments (1)	(720)	(2,075)
Adjusted net income (loss)	$(11,966)	$(11,907)
(1) Tax impact determined using combined federal and state statutory rates of 24% for the three month period ended June 30, 2019 and June 30, 2018.

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash used for operating activities, which we believe to be the most directly comparable GAAP financial measure.

	Three Months Ended June 30,
	2019	2018
Net cash provided by (used for) operating activities	$(17,335)	$(15,404)
Purchase of property, plant and equipment	(3,464)	(3,159)
Free cash flow	$(20,799)	$(18,563)

CSS Industries, Inc.
Adjusted EBITDA Guidance
Non-GAAP Measures
(Unaudited)
(in millions)

FY 2020
Net income (loss)	($2.0) - $0.0
Income tax expense (benefit)	(0.5)
Interest expense (income), net	2.6
Other expense (income), net	(1.4)
Depreciation and amortization	12.9
Inventory step-up amortization	0.3
Restructuring expense	5.0
Acquisition costs, integration and other	4.1
Adjusted EBITDA	$21.0 - $23.0